UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2024

ORGENESIS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38416	98-0583166
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

20271 Goldenrod Lane, Germantown, MD 20876

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (480) 659-6404

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ORGS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 5, 2024, Orgenesis Maryland LLC (“Orgenesis Maryland”), a wholly-owned subsidiary of Orgenesis Inc., entered into an Asset Purchase and Strategic Collaboration Agreement (the “Purchase Agreement”) with Griffin Fund 3 BIDCO, Inc., (“Germfree”), for the sale by Orgenesis Maryland of five Octomera Mobile Processing Units and Labs (“OMPULs”) to Germfree, which will be incorporated into Germfree’s lease fleet and leased back to Orgenesis Maryland or third-party lessees designated by Orgenesis, on the same standard terms and conditions of Germfree’s leasing arrangements for its mobile units.

Pursuant to the Purchase Agreement, and upon the terms and subject to the conditions set forth therein, in consideration for the purchase of the OMPULs, the Orgenesis Quality Management Systems Framework (“OQMSF”) and related intellectual property rights, Germfree will pay Orgenesis Maryland an aggregate purchase price of $8,340,000, subject to any final adjustment through the verification mechanism as set forth in the Purchase Agreement.

Pursuant to the Purchase Agreement, Orgenesis Maryland will provide Germfree with a worldwide, royalty-free license to use and further develop the OQMSF, specifically designed for decentralized cell therapy processing. In addition, pursuant to the Purchase Agreement, Germfree will exclusively manufacture and distribute OMPULs and supply Orgenesis Maryland with OMPULs for use worldwide for ten years (the “Term”), under a license to all OMPUL-related intellectual property owned by Orgenesis.

Orgenesis Maryland will also license to Germfree the necessary technical package required to manufacture the OMPULs and will provide engineering services at a standard market rate with a statement of work to be agreed upon in advance. Germfree will provide service support for OMPULs including the provision of installation, commissioning, qualification, ongoing servicing, remote monitoring, and maintenance services for the facility, OMPULs, and related equipment. Orgenesis Maryland will, upon the request of Germfree, provide certain services, including process development, analytical development, cGMP manufacturing, clinical trial support, Investigational New Drug Application enablement, quality control, quality assurance, and the cell and gene therapy master’s program, regulatory, and CRO services, which will be provided under Orgenesis Maryland’s standard terms and conditions for providing such services. All intellectual property licensed to Germfree will remain the sole and exclusive property of Orgenesis Maryland and all intellectual property or any improvements relating to the OMPULs or the OQMSF developed by Germfree will be the sole and exclusive property of Germfree.

During the Term, Germfree will pay Orgenesis Maryland a 15% commission on Net Sales (as defined in the Purchase Agreement) of OMPULs, and Orgenesis Maryland will pay Germfree a 15% commission on Net Sales of services provided by Orgenesis Maryland, in each case when the customer is first introduced by the other party and subject to certain exclusions as set forth in the Purchase Agreement.

Promptly following the Closing Date, the parties will establish a Strategic Collaboration Committee, consisting of three representatives from each of Germfree and Orgenesis Maryland (the “SCC”). The SCC will meet at least quarterly and will oversee and manage the collaboration activities under the Purchase Agreement, including (i) development and modification of annual joint marketing plans, (ii) review of sales funnel and opportunities, (iii) review proposals in progress, (iv) review and coordination of the sale and leasing pipeline for OMPULs, and (v) production updates for OMPULs included in the Forecast (as defined in the Purchase Agreement).

The foregoing summary of the Purchase Agreement does not purport to be complete, and is subject to and qualified in its entirety by the Purchase Agreement attached as Exhibit 1.1 to this Current Report on Form 8-K, which is incorporated herein by reference. The Purchase Agreement contains representations, warranties, and covenants of the parties that are customary for a transaction of this type.

Item 9.01. Financial Statements and Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
1.1	Asset Purchase and Strategic Collaboration Agreement, dated as of April 5, 2024, between Orgenesis Maryland LLC and Griffin Fund 3 BIDCO, Inc.*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain portions of this document that constitute confidential information have been redacted in accordance with Regulation S-K, Item 601(b)(10).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGENESIS INC.

Date: April 11, 2024	By:	/s/ Victor Miller
Victor Miller
Chief Financial Officer, Treasurer and
Secretary